UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 24, 2012

Business Development Corporation of America

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

814-00821	27-2614444
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 15th Floor

New York, New York 10022

(Address, Including Zip Code, of Principal Executive Offices)

(212) 415-6500

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.     Termination of a Material Definitive Agreement.

On July 24, 2012, Business Development Corporation of America (the “Company”) used working capital and certain proceeds from the total return swap of its subsidiary, 405 TRS I, LLC, as disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 13, 2012, to repay all of the obligations under the Company’s credit facility with Main Street Capital Corporation. The Company was not required to pay any prepayment penalty in connection with such repayment.

Item 2.03.     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 24, 2012, the Company, through a newly-formed, wholly-owned, special purpose financing subsidiary, BDCA Funding I, LLC (“Funding Sub”), entered into a revolving credit facility (the “Credit Facility”) with Wells Fargo Bank, National Association, as lender, Wells Fargo Securities, as administrative agent (together, “Wells Fargo”) and U.S. Bank National Association, as collateral agent, account bank and collateral custodian. The Credit Facility provides for borrowings in an aggregate principal amount of up to $50.0 million on a committed basis, with a term of 48 months.

The Company may contribute cash or loans to the Funding Sub from time to time and will retain a residual interest in any assets contributed through its ownership of the Funding Sub or will receive fair market value for any loans sold to the Funding Sub. The Funding Sub may purchase additional loans from various sources. The Funding Sub has appointed the Company as servicer to manage its portfolio of loans. The Funding Sub’s obligations under the Credit Facility are secured by a first priority security interest in substantially all of the assets of the Funding Sub, including its portfolio of loans. The obligations of the Funding Sub under the Credit Facility are non-recourse to the Company.

The Credit Facility will be priced at LIBOR, with no LIBOR floor, plus a spread ranging between 2.00% and 2.75% per annum, depending on the composition of the portfolio of loans owned by Funding Sub for the relevant period. Interest is payable quarterly in arrears. The Funding Sub will be subject to a non-usage fee to the extent the aggregate principal amount available under the Credit Facility has not been borrowed. Any amounts borrowed under the Credit Facility will mature, and all accrued and unpaid interest thereunder will be due and payable in July 2016. The Funding Sub paid a structuring fee and incurred certain other customary costs and expenses in connection with obtaining the Credit Facility.

Borrowings under the Credit Facility are subject to compliance with a borrowing base, pursuant to which the amount of funds advanced to the Funding Sub varies depending upon the types of loans in the Funding Sub’s portfolio. The Credit Facility may be prepaid in whole or in part, subject to customary breakage costs. In the event that the Credit Facility is terminated prior to the first anniversary, an additional amount is payable to Wells Fargo equal to 2.00% of the principal amount outstanding.

The Credit Facility contains customary default provisions pursuant to which Wells Fargo may terminate the rights, obligations, power and authority of the Company, in its capacity as servicer of the portfolio assets under the Credit Facility, including, but not limited to, non-performance of Credit Facility obligations, insolvency, defaults of certain financial covenants and other events with respect to the Company that may be adverse to Wells Fargo and the secured parties under the Credit Facility.

In connection with the Credit Facility, the Funding Sub has made certain representations and warranties and is required to comply with various covenants, reporting requirements and other customary requirements for similar facilities. Upon the occurrence and during the continuation of an event of default, Wells Fargo may declare the outstanding advances and all other obligations under the Credit Facility immediately due and payable. During the continuation of an event of default, the Funding Sub must pay interest at a default rate.

Borrowings of the Funding Sub will be considered borrowings of the Company for purposes of complying with the asset coverage requirements under the Investment Company Act of 1940, as amended, applicable to business development companies.

A copy of the press release announcing the Company’s entrance, through the Funding Sub, into the Credit Facility is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated July 24, 2012

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUSINESS DEVELOPMENT CORPORATION OF AMERICA

Date: July 24, 2012	By:	/s/ Nicholas S. Schorsch
Name: Nicholas S. Schorsch
Title: Chief Executive Officer and Chairman